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                                                                     EXHIBIT 5.1

                    [MICHAEL BEST & FRIEDRICH LLP LETTERHEAD]

                                 July 23, 2004


First Federal Capital Corp
605 State Street
La Crosse, Wisconsin  54601

         Re:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         You have requested our opinion regarding the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on July 23, 2004 (the "Registration Statement") in connection with the registration of 750,000 shares of Common Stock, $0.10 par value per share, of First Federal Capital Corp (the "Plan Shares") reserved for issuance under the First Federal Capital Corp 2004 Equity Incentive Plan (the "Equity Incentive Plan"). As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved with the issuance, sale and payment of consideration for the Plan Shares.

         Based upon such examination and consideration, it is our opinion that the Plan Shares will, when issued in compliance with the applicable prospectus delivery requirements and in accordance with the provisions of the Equity Incentive Plan, be validly issued, fully paid and nonassessable (except, to the extent applicable, as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted).

         We give our consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 and the use of our name in connection therewith.

                                    Very truly yours,


                                    /s/ MICHAEL BEST & FRIEDRICH LLP



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